EXHIBIT 99.1

Crosstex Energy, L. P.
Unaudited Pro Forma Combined Financial Statements

Introduction

The following is our unaudited combined pro forma statement of operations for the nine months ended September 30, 2012.

The unaudited pro forma combined statement of operations assumes that the following transactions occurred on January 1, 2011:

•                  the acquisition (the “Clearfield Acquisition”) of Clearfield Energy, Inc. (“Clearfield”) for $212.5 million in cash before working capital adjustments;

•                  our issuance of $250.0 million in aggregate principal amount of 7.125% senior unsecured notes due 2022 (the “2022 Notes”) for net proceeds of $245.1 million, net of transaction costs, the proceeds of which were used to partially finance the Clearfield Acquisition;

•                  our offering of 10,120,000 common units at a unit price of $16.28 ($15.63 net of transaction costs) for net proceeds of $161.4 million, including a $3.4 million capital contribution from our general partner, the proceeds of which were used to partially finance the Clearfield Acquisition.

The pro forma statement of operations was derived by adjusting the historical financial statements of Crosstex Energy, L.P.  The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments.

The Crosstex historical results for the nine months ended September 30, 2012 include the results of the Clearfield Acquisition from the acquisition date of July 2, 2012 forward.  The Clearfield historical results are from January 1, 2012 through July 2, 2012.

Management believes that the adjustments provide a reasonable basis for presenting the significant effects of the Clearfield Acquisition, issuance of the 2022 Notes and issuance of common units. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Crosstex Energy, L.P. had the Clearfield Acquisition, the 2022 Notes issuance or issuance of common units actually been completed as of the dates indicated. Moreover, the statements do not project the financial position or results of operations of Crosstex Energy, L.P. for any future date or period.

Unaudited Pro Forma Combined Statement of Operations

Nine Months ended September 30, 2012

(In thousands, except unit data)

	Crosstex Historical	Clearfield Historical	Pro Forma Adjustments		Pro Forma

Revenues	$1,129,871	$105,911	$—		$1,235,782
Operating costs and expenses:
Purchased gas, NGLs and crude oil	840,070	83,445	—		923,515
Operating expenses	93,928	12,358	—		106,286
General and administrative	44,398	—	—		44,398
Gain on sale of property	(395)	—	—		(395)
Gain on derivatives	(1,977)	—	—		(1,977)
Depreciation and amortization	110,107	2,681	1,882	(a)	114,670
Total operating costs and expenses	1,086,131	98,484	1,882		1,186,497
Operating income (loss)	43,740	7,427	(1,882)		49,285
Other income (expense):
Interest expense, net of interest income	(63,932)	(36)	(6,791	) (b)	(70,759)
Equity in earnings of limited liability company	1,511	—	—		1,511
Other income	4,464	—	—		4,464
Total other expense	(57,957)	(36)	(6,791)		(64,784)
Income (loss) before non-controlling interest and income taxes	(14,217)	7,391	(8,673)		(15,499)
Income tax provision	(1,507)	(2,006)	1,006	(c)	(2,507)
Net income (loss)	(15,724)	5,385	(7,667)		(18,006)
Less: Net (loss) income attributable to the non-controlling interest	(163)	—	—		(163)
Net income (loss) attributable to Crosstex Energy, L.P.	$(15,561)	$5,385	$(7,667)		$(17,843)
Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.	$15,346		$—		$15,346
General partner interest in net income (loss)	$(420)		$102	(d)	$(318)
Limited partners’ interest in net income (loss)	$(30,487)		$(2,384)		$(32,871)

Net loss per limited partners’ unit:
Basic and diluted common unit	$(0.53)				$(0.53)

Weighted average units outstanding:
Basic and diluted common unit	56,315		4,776		61,091

Crosstex Energy, L.P.

Notes to Unaudited Pro Forma Combined Financial Statements

Offering and Transactions

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2012 assumes that the following transactions occurred as of  January 1, 2011:

•                  the acquisition (the “Clearfield Acquisition”) of Clearfield Energy, Inc. (“Clearfield”) for $212.5 million and direct acquisition costs of $1.6 million;

•                  our issuance of $250.0 million in aggregate principal amount of 7.125% senior unsecured notes for net proceeds of $245.1 million, net of transaction costs, the proceeds of which were used to partially finance the Clearfield Acquisition;

•                  our offering of 10,120,000 common units at a unit price of $16.28 ($15.63 net of transaction costs) for net proceeds of $161.4 million, including a $3.4 million capital contribution from our general partner, the proceeds of which were used to partially finance the Clearfield Acquisition.

The following is an aggregation of Clearfield’s historical statement of operations for six months ended June 30, 2012.

Aggregation of Clearfield Historical Financials

(In thousands, except unit data)

	Clearfield Three Months Ended March 31, 2012	Clearfield Three Months Ended June 30, 2012	Clearfield Historical

Revenue	$66,660	$39,251	$105,911
Total revenues	66,660	39,251	105,911
Operating costs and expenses:
Purchased gas, NGLs and crude oil	52,819	30,626	83,445
Operating expenses	6,664	5,694	12,358
General and administrative	1,669	(1,669)	—
(Gain) loss on sale of property	(1)	1	—
Depreciation and amortization	1,444	1,237	2,681
Total operating costs and expenses	62,595	35,889	98,484
Operating income	4,065	3,362	7,427
Other income (expense):
Interest expense, net of interest income	(44)	8	(36)
Other income (expense)	128	(128)	—
Total other expense (expense)	84	(120)	(36)
Income from continuing operations before non-controlling interest and income taxes	4,149	3,242	7,391
Income tax provision	(1,910)	(96)	(2,006)
Income from continuing operations, before discontinued operations	2,239	3,146	5,385
Discontinued operations:
Income from discontinued operations, net of tax	1,947	(1,947)	—
Loss from sale of discontinued operations, net of tax	(8,234)	8,234	—
Discontinued operations, net of tax	(6,287)	6,287	—
Net income (loss)	$(4,048)	$9,433	$5,385
Less: Net income (loss) from continuing operations attributable to non-controlling interest	71	(71)	—
Net income (loss) attributable to Clearfield, Inc.	$(4,119)	$9,504	$5,385

Pro Forma Adjustments to Consolidated Statement of Operations

a)             Reflects additional depreciation and amortization expenses realized from the assets acquired from Clearfield as if the acquisition had occurred on January 1, 2011. The additional depreciation and amortization expenses were calculated based on a straight line basis over 15 years.

b)             Represents the adjustment to historical interest expense on debt to be retired and interest expense on the 2022 Notes as follows (in thousands):

Nine Months Ended September 30, 2012
Increase in interest due to:
7 1/8% Senior Unsecured Notes due 2022	$7,076
Decrease in interest due to:
Pay down of credit facility	(499)
Clearfield historical interest	(36)
Increase in amortization of deferred financing costs
7 1/8% Senior Unsecured Notes due 2022	250
Pro Forma increase to interest expense	$6,791

c)              Reflects the adjustment of income tax expense for the estimated tax expense associated with our new subsidiaries acquired in the Clearfield Acquisition (the “Clearfield Entities”). Certain of the Clearfield Entities, that primarily hold only fixed-rate financial instruments, will be treated as a C corporation for tax purposes and therefore are required to pay income tax of an estimated incremental annual amount of approximately $2.0 million on their net income, whereas the income (loss) from the remainder of the Clearfield assets will primarily passthrough to the unitholders of the Partnership similar to the Partnership’s legacy results. Historically, Clearfield was owned by a C-Corporation and all of its results were subject to income tax.

d)             Reflects the increase in the net loss allocation to the general partner due to the increase in its proportionate interest share of pro forma net loss relative to the acquisition adjustments and pro forma adjustments and the increase in general partner’s incentive distribution rights (IDRs) resulting from the increased aggregate pro forma distributions related to the 10,120,000 of new common units utilizing the historical per unit distributions for the applicable periods.

Nine months ended September 30, 2012

GP’s interest share of loss	$(46)
Increase for IDR	148

Net General Partner Adjustment	$102